EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-40494, 333-113794, 333-125056 and 333-182807) on Form S-8 and in the Registration Statement (No. 333-86580) on Form S-3 of Salem Communications Corporation and subsidiaries of our report dated March 3, 2014, relating to our audits of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Salem Communications Corporation and subsidiaries for the year ended December 31, 2013.

SingerLewak LLP

Los Angeles, California

March 3, 2014